EXHIBIT 99.1

       VCA ANTECH, INC. INCREASES FINANCIAL GUIDANCE FOR FISCAL YEAR 2003

LOS ANGELES, CA, February 20, 2003 - VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF). In adherence to the U.S. Securities and Exchange Commission's ("SEC") Regulation Fair Disclosure, VCA Antech, a leading animal health care company in the United States, provides the following guidance for all investors and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are before any potential special items.

In response to its strong performance for the fourth quarter of 2002 and to reflect the effect of the secondary offering of common stock on February 4, 2003, VCA Antech has adjusted its financial guidance for 2003.

As previously announced, the Company completed a secondary offering of 10.1 million shares of its common stock on February 4, 2003, which included 3.3 million primary shares of stock sold by the Company. The proceeds received from the offering were used to redeem the entire principal amount, or approximately $36.7 million, of its 15.5% senior notes due 2010 at a redemption price of 110% of the principal amount, plus accrued and unpaid interest, and for general corporate purposes.

In connection with the repayment of these notes, the Company incurred $7.4 million of costs, including $4.0 million in prepayment premiums and transaction costs, and $3.4 million in non-cash costs pertaining to the write-off of unamortized discounts and deferred financing costs associated with the debt. These charges will be recognized as early debt redemption costs (as a component of net income) in the first quarter of 2003. The after-tax impact of these charges on net income will be approximately $4.4 million, or $0.11 per diluted common share.

As a result of redeeming the entire $36.7 million principal balance of its 15.5% senior notes, the Company will realize interest expense savings in 2003 of $5.8 million. After adjusting for the income tax benefit, the savings in 2003 will amount to $3.4 million, or $0.08 per diluted common share.

As a result of the performance in the fourth quarter of 2002 and the offering of common stock in the first quarter of 2003, VCA Antech adjusted its guidance for 2003. The Company's guidance for EBITDA(1) has increased to a range of $117.0 million to $120.0 million from its previously announced guidance of $116.0 million to $119.0 million. The guidance for operating income is a range of $104.0 million to $106.0 million. The guidance for net income (reflecting the after-tax benefit of the interest expense savings and charges for early debt redemption costs, discussed above) is now a range of $36.5 million to $37.5 million. Based on 40.6 million diluted outstanding shares, annual earnings per diluted common share ("EPS") is now expected to be $0.91. The guidance for 2003 EPS reflects the $0.11 per diluted share charge for early debt redemption costs.

Our goal for 2003 EPS by quarter is as follows:

Q1     $0.09 (net of $0.11 per diluted share charge for early debt redemption costs)
Q2     $0.34
Q3     $0.30
Q4     $0.18
Year $0.91 (net of $0.11 per diluted share charge for early debt redemption costs)

(1) EBITDA is operating income, before depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). Although EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA is widely used by financial analysts as a measure of financial performance. We believe EBITDA is a useful measure of our operating performance as it reflects earnings before the impact of depreciation and amortization, interest, taxes and minority interest that may vary from period to period as a result of non-operating activities. EBITDA is also an important component of our financial ratios included in our debt covenants, which provide us with a measure of our ability to service our debt and meet capital expenditure requirements out of



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our earnings. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K and S-3 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

Media contact:
Tom Fuller,
Chief Financial Officer
(310) 571-6505



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